410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement

For Immediate Release

 Exhibit 99.1

Oil-Dri Announces First Quarter Fiscal 2014 Results

CHICAGO—(December 6, 2013)—Oil-Dri Corporation of America (NYSE: ODC) today announced net sales of $63,546,000 for the first quarter ended October 31, 2013, a 3% increase compared with net sales of $61,417,000 in the same quarter one year ago. Net income for the first quarter was $2,887,000 or $0.41 per diluted share, down 36% from the record high net income of $4,452,000, or $0.64 per diluted share in the first quarter of fiscal 2013.

Business Review

President and Chief Executive Officer Daniel S. Jaffee said, “We are disappointed with the financial results for the quarter. The reduced earnings reflect key investments in marketing initiatives, and our packaging, freight and materials costs increased during the quarter. Finally, we spent 36% more in the first three months of this year than last year for natural gas used in our manufacturing processes.

“In the Business to Business segment, the continued global demand for both our fluids purification and Calibrin broad-spectrum toxin binding products positively affected our net sales.

“In the Retail & Wholesale segment, we are encouraged by a 34% increase in net sales of Cat’s Pride Fresh & Light products.

“We are very proud that Oil-Dri was recently voted fourteenth among The Chicago Tribune’s Top 100 Workplaces in our category and received a special award for our focus on values and ethical standards.”

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Segment Review

Business to Business Products	First Quarter August 1 – October 31		Change
	Fiscal 2014	Fiscal 2013
Net Sales	$23,915,000	$21,782,000	10%
Segment Income	$7,651,000	$7,523,000	2%

Net sales for the Company’s Business to Business Products Group were up $2,133,000 or 10% from one year ago, driven by a 4% increase in tons, a favorable product mix and higher net selling prices. Segment income was relatively flat due to increased costs for packaging, freight, materials and natural gas. Net sales of fluids purification products were up in both domestic and foreign markets due to growth in edible oil production. Net sales of animal health products increased globally due to market demand for broad-spectrum toxin binding products. Net sales of co-packaged coarse cat litters were comparable to the first quarter of the prior year while sales of agricultural products declined slightly in the period.

Retail and Wholesale Products	First Quarter August 1 – October 31		Change
	Fiscal 2014	Fiscal 2013
Net Sales	$39,631,000	$39,635,000	0%
Segment Income	$1,275,000	$4,524,000	(72%)

Net sales for the Company’s Retail and Wholesale Products Group for the first quarter were flat and segment income was down $3,249,000 or 72% from the prior year period. Net sales for both our cat litter products and our foreign subsidiaries increased slightly, but were offset by a decline in sales of our industrial absorbents. The benefits of increased sales of Cat’s Pride Fresh & Light products and increased selling prices were also offset by increased costs for packaging, freight, materials and natural gas. Additionally, approximately $1,600,000 more was spent on advertising and promotional expenditures compared to the first quarter of fiscal 2013.

Financial Review

Cash, cash equivalents and short-term investments as of October 31, 2013, totaled $32,963,000, which was down $2,154,000 or 6% compared to the $35,117,000 as of October 31, 2012. Cash, cash equivalents and short-term investments were down primarily due to regularly scheduled debt payments, capital expenditures and changes in working capital.

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Capital expenditures for the three months ended October 31, 2013 totaled $3,382,000, which was $1,151,000 more than depreciation and amortization of $2,231,000. Capital expenditures were made for capacity expansion projects and equipment replacement at our manufacturing facilities.

Net cash used in operating activities was $652,000 for the first three months of fiscal 2014, compared to $4,424,000 provided by operating activities for the first three months of fiscal 2013.

On October 16, 2013, Oil-Dri’s Board of Directors declared a quarterly cash dividend of $0.19 per share of outstanding Common Stock and $0.1425 per share of outstanding Class B Stock. The dividends were paid on November 29, 2013 to stockholders of record at the close of business on November 15, 2013. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past ten years.

At the end of the first quarter, the annualized dividend yield on the Company’s Common Stock was 2.1%, based on the quarter’s closing stock price of $35.49 per share and the last quarterly cash dividend of $0.19.

Looking Forward

President and CEO Jaffee continued, “We will continue to invest in our value-added products. Plans are underway for the expansion of our Ochlocknee, Georgia facility in order to meet the growing demand for our Fluids Purification products and are on target to be completed by the end of fiscal 2014. The application for a Chinese business license has been accepted and we anticipate having an operational China subsidiary this fiscal year. The launch of an Amlan gut-health product for bacterial toxin diseases in poultry is moving forward and we anticipate having product registrations completed in target countries during fiscal 2015.

“In the Retail and Wholesale segment, we have launched our newest Fresh & Light product, All Day Odor Control cat litter, and anticipate expanded distribution later this year. Advertising spend in the segment is expected to be higher than the previous fiscal year.

“On November 1, 2013, we invested approximately $13,000,000 to acquire certain assets of the cat litter manufacturer, MFM Industries, Inc., including its customer list, mining and manufacturing equipment, packaging, raw materials and finished goods inventories, intellectual property and certain other clay cat litter business assets. We expect the acquisition to be accretive to our earnings this fiscal year.

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Thus far, we are pleased with the integration of our MFM customers and plan to leverage our strengthened relationships for both our branded and private label cat litters.”

###

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

The Company will offer a live webcast of the first quarter earnings teleconference on Monday, December 9, 2013 from 10:00 am to 10:30 am, Central Time. To listen via the web, visit www.streetevents.com or www.oildri.com. An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

The Company will host its Annual Meeting of Stockholders on Tuesday, December 10, 2013 starting at 9:30 am, Central Time. The meeting will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604. The record date for voting eligibility at the Annual Meeting was October 18, 2013.

Cat’s Pride, Fresh & Light, Calibrin, Amlan, and Pure-Flo are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended October 31,
	2013	% of Sales	2012	% of Sales
Net Sales	$63,546	100.0%	$61,417	100.0%
Cost of Sales	(47,046)	74.0%	(44,186)	71.9%
Gross Profit	16,500	26.0%	17,231	28.1%
Operating Expenses	(12,158)	19.1%	(10,820)	17.6%
Capacity Rationalization Charges	--	0.0%	(12)	0.0%

Operating Income	4,342	6.8%	6,399	10.4%
Interest Expense	(424)	0.7%	(481)	0.8%
Other (Expense) Income	(25)	0.0%	139	0.2%

Income Before Income Taxes	3,893	6.1%	6,057	9.9%
Income Taxes	(1,006)	1.6%	(1,605)	2.6%
Net Income	$2,887	4.5%	$4,452	7.2%

Net Income Per Share:
Basic Common	$0.44		$0.69
Basic Class B Common	$0.33		$0.52
Diluted	$0.41		$0.64

Average Shares Outstanding:
Basic Common	4,955		4,879
Basic Class B Common	1,992		1,943
Diluted	6,973		6,879

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

	As of October 31,
	2013	2012
Current Assets
Cash and Cash Equivalents	$17,776	$27,177
Short-term Investments	15,187	7,940
Accounts Receivable, net	31,732	31,381
Inventories	22,344	20,998
Prepaid Expenses	9,503	8,501
Total Current Assets	96,542	95,997
Property, Plant and Equipment, Net	67,230	64,412
Other Assets	14,657	14,299
Total Assets	$178,429	$174,708

Current Liabilities
Current Maturities of Notes Payable	$3,500	$5,000
Accounts Payable	6,907	6,551
Dividends Payable	1,242	1,156
Accrued Expenses	15,665	15,953
Total Current Liabilities	27,314	28,660
Noncurrent Liabilities
Notes Payable	18,900	22,400
Other Noncurrent Liabilities	27,345	34,610
Total Noncurrent Liabilities	46,245	57,010
Stockholders' Equity	104,870	89,038
Total Liabilities and Stockholders' Equity	$178,429	$174,708

Book Value Per Share Outstanding	$15.10	$13.05

Acquisitions of

Property, Plant and Equipment	First Quarter	$3,382	$2,157
	Year to Date	$3,382	$2,157
Depreciation and Amortization Charges	First Quarter	$2,231	$2,255
	Year to Date	$2,231	$2,255

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Three Months Ended
	October 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2013	2012

Net Income	$2,887	$4,452

Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation and Amortization	2,231	2,255
Capacity Rationalization Plan Charges	--	12
Increase in Accounts Receivable	(604)	(1,187)
Increase in Inventories	(1,621)	(1,325)
Increase in Accounts Payable	367	17
Decrease in Accrued Expenses	(4,313)	(1,530)
Increase in Pension and Postretirement Benefits	277	674
Other	124	1,056
Total Adjustments	(3,539)	(28)
Net Cash (Used in) Provided by Operating Activities	(652)	4,424

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(3,382)	(2,157)
Advance Payment for Acquisition	(800)	--
Net Dispositions of Investment Securities	3,273	1,225
Other	14	4
Net Cash Used in Investing Activities	(895)	(928)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(3,500)	(2,300)
Dividends Paid	(1,236)	(1,155)
Purchase of Treasury Stock	--	(9)
Other	64	73
Net Cash Used in Financing Activities	(4,672)	(3,391)

Effect of exchange rate changes on cash and cash equivalents	(40)	(21)

Net (Decrease) Increase in Cash and Cash Equivalents	(6,259)	84
Cash and Cash Equivalents, Beginning of Year	24,035	27,093
Cash and Cash Equivalents, October 31	$17,776	$27,177

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256